Exhibit 5.1

                       [Express Scripts, Inc. Letterhead]

                                January 27, 1999

Express Scripts, Inc.
14000 Riverport Drive
Maryland Heights, Missouri 63043

Ladies and Gentlemen:

     I am Senior Vice President of Administration, General Counsel and Secretary of Express Scripts, Inc., a Delaware corporation (the "Company"), and in such capacity I am familiar with the Registration Statement on Form S-8 to which this opinion is filed as an exhibit (the "Registration Statement"), which registers under the Securities Act of 1933, as amended (the "Securities Act"), deferred compensation obligations (the "Obligations") and an aggregate of 50,000 shares of Class A Common Stock, par value $0.01, of the Company (the "Shares") reserved for issuance and to be issued from time to time pursuant to the Express Scripts, Inc. Executive Deferred Compensation Plan (the "Plan").

     I have examined originals or copies, certified or otherwise, identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein. I have assumed (i) the genuineness of all signatures on all documents examined by me, (ii) the authenticity of all documents submitted to me as originals, (iii) the conformity to authentic originals of all documents submitted to me as certified or photostatic copies, and (iv) the due authorization, execution and delivery of all documents.

     On the basis of the foregoing, I am of the opinion that when the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act, and the Obligations and the Shares have been issued in accordance with the terms of the Plan, then (i) the Obligations will be legally valid and binding obligations of the Company, except as may be limited by the applicability or effect of (a) any bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, or (b) general principles of equity, including, without limitation, concepts of reasonableness, materiality, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law, and (ii) the Shares will be legally issued, fully paid and nonassessable.

     This opinion is not rendered with respect to any laws other than (i) the laws of the State of Missouri with respect to the Obligations, (ii) the General Corporation Law of the State of Delaware, and (iii) applicable federal laws. I do not assume any duty to update this opinion with respect to changes of law or fact occurring after the date hereof.

     I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.


                             Very truly yours,

                             /s/ Thomas M. Boudreau
                             Thomas M. Boudreau
                             Senior Vice President of Administration,
                             General Counsel and Secretary